Exhibit 99.1
For Immediate Release

Contacts:        William R. Gargiulo, Jr.              231.526.1244
                         Donna Felch                               312.595.9123

The Female Health Company Reports 67% Increase in Second Quarter Earnings Operating Income Rises 172% to Record $2.3 Million

Second quarter highlights:
●	172% Operating Profit Increase to $2.3 Million
●	Gross Profit Margin widens to 53% of net revenues vs. 42% in prior year quarter
●	46% Gross Profit Increase
●	E.P.S. of $0.07 vs. $0.04 in prior-year quarter

Year-to-date highlights:
●	Gross Margin widens to 50% of net revenue vs. 42% in first half of fiscal year 2008
●	Operating income up 73%
●	Operating margin widens to 21% of revenues vs. 13% in first half of FY2008
●	E.P.S. rise 85% to $0.13 vs. $0.07 in first half of FY 2008

CHICAGO, May 8, 2009- The Female Health Company (NYSE Amex: FHC - News), which manufactures and markets the FC and FC2 Female Condom®, today reported its operating results for the second quarter and first half of FY2009.  The Company will host an investor conference call at 11:00 a.m. Eastern Time today, May 8, 2009, to discuss its operating results and other topics of interest (see details below).

For the three months ended March 31, 2009, the Company’s net revenues increased 14% to $7.3 million, compared with $6.4 million in the three months ended March 31, 2008.  For the quarter ended March 31, 2009, unit sales increased 21% over the same period in FY 2008.  The Company’s net income attributable to common stockholders increased 67% to $1,951,786, or $0.07 per diluted share, during the second quarter of FY2009, compared with $1,165,936, or $0.04 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 46% to $3.9 million (53% of net revenues) in the most recent quarter, compared with $2.7 million (42% of net revenues) in the second quarter of FY2008.  Operating income increased 172% to $2.3 million (31% of net revenues) in the three months ended March 31, 2009, compared with operating income of $0.8 million (13% of net revenues) in the quarter ended March 31, 2008.

“We are very pleased to report quarterly operating earnings exceeding $2 million for the first time in the Company’s history,” stated O.B. Parrish, Chief Executive Officer of The Female Health Company.  “The favorable financial results for the three and six months ended March 31, 2009  reflect the increasing impact of FC2 upon our operating results, as evidenced by the widening of the second quarter gross margin to 53% of net revenues from 42%  in the prior-year quarter. FC2 accounted for 46% of unit sales for the six months ended March 31, 2009 vs. 39% for the same period in FY 2008.  It is also important to note that the increase in unit shipments was greater than the 14% increase in second quarter revenues, due to the higher percentage of FC2 in our sales mix.  FC2 sells at a lower price, but contributes a higher gross margin than the FC1 female condom.”

The Company expects significant quarter to quarter variations due to the receipt of large orders, production scheduling, and shipping of products.

For the six months ended March 31, 2009, the Company’s net revenues increased 4% to $12.7 million, compared with $12.1 million in the six months ended March 31, 2008.  Unit sales were up 16% for the first half of FY 2009 vs. the same period last year. For the six months ended March 31, 2009, net income attributable to common stockholders increased to $3.6 million, or $0.13 per diluted share, compared with $2.0 million, or $0.07 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 26% to $6.3 million (50% of net revenues) in the first six months of FY2009, compared with $5.0 million (42% of net revenues) in the first half of FY2008.  Operating income increased 73% to $2.7 million (21% of net revenues) in the six months ended March 31, 2009, compared with operating income of $1.6 million (13% of net revenues) in the same period last year.

The Company recorded a foreign currency transaction loss of $194,286 in the second quarter of FY2009, versus a foreign currency transaction loss of $5,053 in the quarter ended March 31, 2008.  For the six months ended March 31, 2009, the Company recorded a foreign currency transaction gain of $999,820, compared with a foreign currency transaction gain of $110,304 in the corresponding period of the previous fiscal year.

The Company evaluates its ability to realize deferred tax assets on a regular basis. The net income attributable to common stockholders for the three and six months ended March 31, 2008, included a benefit for income taxes of $377,000, related to such evaluation.

The Company has Federal and state net operating loss carryforwards of approximately $42 million and $22 million respectively, expiring in years 2009 to 2028.  The Company’s UK subsidiary, The Female Health Company-UK plc. has UK net operating losses of approximately $65 million. The UK tax loss carryforwards can be carried forward indefinitely to offset future U.K. taxable income.

“With the recent FDA approval of FC2, some of FHC’s major customers that require such approval will transition to the second generation product, which should further improve the Company’s financial results,” added Parrish.  “Growing global acceptance of the Female Condom, the only available barrier method initiated by women that allows them to protect themselves against HIV/AIDS and unintended pregnancy, is the basis for our growth. The Female Condom is now available in over 100 countries, and we believe it will play an increasingly important role in the global battle against HIV/AIDS in the future.  The FC2 Female Condom is currently being distributed in 77 countries.”

“We are reaffirming our annual guidance for FY 2009 that unit sales should increase 20% to 25% and that operating earnings should rise 50% to 75% from last year’s $3,183,725 record level,” concluded Parrish.

During the first half of FY 2009, the Company generated $3.2 million in cash from operations.  The Company has no outstanding debt and $1.5 million in unused credit lines.

  Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, May 8, 2009. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT on May 8, 2009.  A replay of the call will be available through May 26, 2009 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 430401.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom® (FC1) and the FC2 Female Condom (FC2), which are primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. Globally, the Female Condoms are available in various programs in 116 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC2 patents have been granted in Australia and South Africa and are pending in various other countries.   FC1 and FC2 Female Condom® are the only available FDA-approved products controlled by a woman that offer dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2009 as well as the expected transition of customers to FC2 and its effect on the Company’s financial results.  These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2008.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

The Female Health Company Unaudited Condensed Consolidated Balance Sheets
	March 31, 2009	March 31, 2008
Cash	$1,546,277	$2,464,036
Restricted cash	202,696	236,280
Accounts receivable, net	6,062,108	5,495,489
Inventory	1,576,040	1,967,212
Prepaid and other current assets	333,369	304,061
Deferred income taxes	1,600,000	1,202,000
Total current assets	11,320,490	11,669,078

Other non-current assets	56,664	247,609
Net property, plant & equipment	1,744,063	1,542,121
Total assets	$13,121,217	$13,458,808

Accounts payable	$937,422	$627,503
Accrued expenses	1,756,485	2,105,842
Preferred dividends payable	22,780	51,025
Total current liabilities	2,716,687	2,784,370

Obligations under capital leases	23,102	58,396
Deferred gain on sale of facilities	627,538	989,663
Deferred grant income	151,369	242,407
Total liabilities	3,518,696	4,074,836

Total stockholders’ equity	9,602,521	9,383,972
Total liabilities and stockholders' equity	$13,121,217	$13,458,808

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended March 31,
	2009	2008

Net revenues	$7,319,509	$6,401,277

Cost of products sold	3,426,574	3,728,630

Gross profit	3,892,935	2,672,647

Advertising and promotion	30,377	68,858
Selling, general and administrative	1,587,723	1,690,409
Research and development	24,354	86,247

Total operating expenses	1,642,454	1,845,514

Operating income	2,250,481	827,133

Interest, net and other income	590	(7,057)
Foreign currency transaction loss	194,286	5,053

Income before income taxes	2,055,605	829,137

Income tax expense (benefit)	81,039	(377,000)
Net income	1,974,566	1,206,137

Preferred dividends	22,780	40,201

Net income attributable to common stockholders	$1,951,786	$1,165,936

Basic earnings per common share outstanding	$0.08	$0.04

Basic weighted average common shares outstanding	25,489,097	26,087,245

Diluted earnings per common share outstanding	$0.07	$0.04

Diluted weighted average common shares outstanding	27,747,588	28,403,263

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Six Months Ended March 31,
	2009	2008

Net revenues	$12,664,347	$12,136,028

Cost of goods sold	6,330,218	7,097,265

Gross profit	6,334,129	5,038,763

Advertising and promotion	101,171	110,376
Selling, general and administrative	3,448,767	3,184,232
Research and development	94,774	187,376

Total operating expenses	3,644,712	3,481,984

Operating income	2,689,417	1,556,779

Interest, net and other income	(8,299)	(16,666)
Foreign currency transactions gain	(999,820)	(110,304)

Income before income taxes	3,697,536	1,683,749

Income tax expense (benefit)	89,579	(377,000)
Net income	3,607,957	2,060,749

Preferred dividends	47,355	80,845

Net income attributable to common stockholders	$3,560,602	$1,979,904

Basic earnings per common share outstanding	$0.14	$0.08

Basic weighted average common shares outstanding	25,656,480	26,104,540

Diluted earnings per common share outstanding	$0.13	$0.07

Diluted weighted average common shares outstanding	27,852,443	28,501,611